CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Smithfield Foods, Inc. on Form S-8 (Nos. 333-81917 and 333-123416) of our report dated June 26, 2009, relating to the statements of net assets available for benefits of Smithfield Foods Co., Inc. Bargaining 401(k) Plan as of December 31, 2008 and 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2008, included within the Form 11-K for Smithfield Foods Co., Inc. Bargaining 401(k) Plan for the fiscal year ended December 31, 2008.

/s/Goodman & Company, LLP

Norfolk, Virginia
June 26, 2009